Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports 25% Revenue Growth in First Quarter of 2012

CHARLOTTE, Mich., May 1, 2012 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating results for the first quarter of 2012.  Revenues totaled $118.8 million, up 25% from the first quarter of 2011.  Excluding restructuring charges of $5.4 million, Spartan posted adjusted operating earnings of $0.04 per diluted share in the first quarter of 2012, versus a net loss of $0.9 million, or $0.03 per diluted share in the year-ago period.  Including restructuring charges, Spartan reported a net loss for the first quarter of 2012 of $2.0 million, or $0.06 per diluted share.

First Quarter 2012 Summary:

•	Net sales of $118.8 million (up 25% from Q1 2011 sales of $95.1 million)

•	Adjusted operating results (non-GAAP) excluding restructuring charges:
o	Adjusted gross margin of 14.6% of sales, up from 13.6% in Q1 2011
o	Adjusted operating income of $2.0 million versus a loss of $1.3 million in Q1 2011
o	Adjusted operating margin of 1.7% versus (1.4)% in Q1 2011
o	Adjusted net income of $0.04 per diluted share, or $1.3 million

•	GAAP results (including restructuring charges):
o	Gross margin of 11.6% of sales
o	Operating loss of $3.4 million and operating margin of (2.9)%
o	Net loss of $0.06 per diluted share, or $2.0 million

•	Ending consolidated backlog of $135.7 million versus $137.0 million at end of Q4 2011
•	Cash generated from operations of $8.8 million in the first quarter of 2012
•	Cash balance of $39.4 million at March 31, 2012 compared to $31.7 million at December 31, 2011

“This is the third consecutive quarter Spartan has generated an adjusted operating profit,” stated John Sztykiel, President and CEO of Spartan Motors. “Spartan posted year-over-year revenue growth of 25%, plus a higher adjusted (excluding restructuring charges): gross margin, operating margin and net income.  We have successfully transformed Spartan from relying heavily on government spending to being a much more balanced, diversified company that derived 65% of its first quarter 2012 revenue from consumers and businesses.  By continuing to execute our plan, we expect to improve operating efficiency and drive income to the bottom line.”

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Mr. Sztykiel continued, “Our blended growth strategy consists of: organic growth, alliances and acquisitions, and Spartan’s improved results for the first quarter illustrate our strategy is sound.  Beginning in late 2009, the acquisition of Utilimaster diversified our revenue stream. We then generated organic growth by developing new products for Utilimaster.  Now, with the steps we recently announced with new partners Gimaex and Renault, we intend to strengthen the Spartan brand further and drive additional revenue growth through alliances.”

First Quarter 2012 Results

Revenues for the first quarter of 2012 were $118.8 million, an increase of 25% from $95.1 million in the first quarter of 2011.  Revenue growth was led by the Delivery and Service Vehicles segment, which posted sales of $58.8 million, up 149.2% from $23.6 million in the first quarter of 2011.  Delivery and Service Vehicles posted revenue gains in both vehicle and aftermarket sales for the quarter.  Revenue in the Specialty Vehicles segment declined 16.1% to $60.0 million from $71.5 million in the first quarter of 2011.  Lower revenue in the Specialty Vehicles segment was due primarily to declines in Aftermarket Parts and Assemblies (APA), Emergency Response and Defense sales.  In the first quarter of 2011, Defense sales included a large one-time order that did not continue into 2012.

Adjusted gross profit for the first quarter of 2012 was $17.4 million, excluding a previously disclosed restructuring charge of $3.6 million.  Excluding the restructuring charge, Spartan posted an adjusted gross margin of 14.6% of sales compared to 13.6% in the first quarter of 2011.  On a GAAP basis, Spartan reported gross profit of $13.7 million, compared to gross profit of $13.0 million a year ago.  Gross margin as a percentage of sales was 11.6%, down from 13.6% in the first quarter of 2011.  As previously disclosed, most of the restructuring charge resulted from the impaired asset value of Utilimaster’s Wakarusa, Ind., production complex.  Management expects annual cost reductions of $4 million or more after Utilimaster’s relocation to Bristol, Ind., is complete.

Adjusted operating expenses excluding a $1.8 million restructuring charge totaled $15.4 million in the first quarter of 2012 compared to $14.3 million a year ago.  As a percentage of sales, adjusted operating expenses (excluding charges) in the first quarter of 2012 declined to 12.9% from 15.0%, reflecting ongoing expense control and the Company’s ability to leverage its cost base with revenue growth.  Operating expenses including charges totaled $17.2 million in the first quarter of 2012, or 14.4% of sales.

“Spartan continued to follow its operating plan during the first quarter, which translated into improved operating performance”, said Joe Nowicki, Chief Financial Officer of Spartan Motors.   “Our Utilimaster business was particularly strong during the quarter, both in vehicle sales and aftermarket parts.  We also believe we outperformed major competitors in the emergency response market and continued to gain share during the first quarter of 2012.  While our results for the quarter showed progress compared to last year, we recognize that we still have much room for improvement.  As we increase our focus on improving our operational efficiency, we expect to drive margins higher.”

Mr. Nowicki continued, “In addition to delivering more consistent operating performance, Spartan continued to strengthen its balance sheet during the first quarter.  We increased our cash balance 24% to $39.4 million at the end of the first quarter of 2012 versus $31.7 million at the end of 2011.  Given the availability of our cash and a revolving credit facility, Spartan has the financial resources needed to support profitable growth in future quarters.”

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Spartan Strengthens Emergency Response Business

In April 2012, Spartan announced a consolidation of its emergency response businesses under the Spartan ER™ brand and appointed Dennis Schneider as president of the business unit. A key component of Spartan's global strategy is eliminating brand dilution and ensuring focus on one brand: Spartan.

Mr. Sztykiel commented, “Emergency response is over one-third of our business and the second-largest market we serve in North America.  This is about expansion, leveraging the global brand strength of Spartan and improving our efficiency."  Spartan expanded its relationships to include Gimaex, a global top-five supplier of ER equipment, and Renault, to create and market certain new products. Spartan introduced a number of new offerings that resulted from these cooperative agreements at the Fire Department Instructors Conference (FDIC): two new product concepts - the Spartan 4 X 4 Wildland Crossover and the Spartan R XO Cab/Chassis, as well as a new product introduction - the Spartan TelStar™.  In total, Spartan introduced 13 new products at the FDIC show, a record number for the Company.  Each of these products offers a new range of capabilities to Spartan’s customers and OE partners, and emphasizes the importance Spartan places on the ER market.  At the end of the first quarter, backlog in the ER market increased 14% to $82.0 million versus $71.8 million at the end of the first quarter of 2011.

“I believe the first quarter of 2012 marks a turning point for Spartan Motors,” added Mr. Sztykiel.  “We posted our third consecutive quarter in which we generated an adjusted operating profit.  We demonstrated improved margins, excluding restructuring items, and further strengthened our balance sheet. We believe we have largely completed the transformational phase of our plan and are now focused on improving operations and profitability.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted gross profit, Adjusted gross margin, Adjusted operating expenses, Adjusted net earnings (loss) and Adjusted earnings (loss) per share measures, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations and adjust our cost structure to the current business climate.  We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross margin, operating expense, net earnings (loss) or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance.  Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

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The following table reconciles gross profit to adjusted gross profit, gross margin to adjusted gross margin, operating expense to adjusted operating expense, net earnings (loss) to adjusted net earnings (loss), and earnings (loss) per share to adjusted earnings (loss) per share for the periods indicated.

Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	% of sales	2011	% of sales
Gross profit/Gross margin	$13,744	11.6	$12,962	13.6
Add back: restructuring charges	3,615	3.0	-
Adjusted gross profit/Adjusted gross margin	$17,359	14.6	$12,962	13.6

Operating expenses	$17,164	14.4	$14,291	15.0
Less: restructuring charges	1,793	1.5	-	-
Adjusted operating expenses	$15,371	12.9	$14,291	15.0

Operating loss/Operating margin	$(3,420)	(2.9)	$(1,329)	(1.4)
Add back: restructuring charges	5,408	4.6	-	-
Adjusted operating income (loss)/Adjusted operating margin	$1,988	1.7	$(1,329)	(1.4)

Net loss	$(2,015)		$(898)
Add back: restructuring charges, net of tax	3,298		-
Adjusted net income (loss)	$1,283		$(898)

Net loss per share - basic and diluted	$(0.06)		$(0.03)
Add back: restructuring charges, net of tax	0.10		-
Adjusted net earnings (loss) per share - diluted	$0.04		$(0.03)

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

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This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

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Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$39,441	$31,677
Accounts receivable, less allowance of $675 and $749	43,141	40,042
Inventories	58,737	66,991
Deferred income tax assets	6,425	6,425
Income taxes receivable	3,003	1,479
Assets held for sale	3,432	-
Other current assets	2,757	2,454
Total current assets	156,936	149,068

Property, plant and equipment, net	56,317	65,399
Goodwill	20,816	20,816
Intangible assets, net	11,720	11,943
Other assets	1,561	1,383
TOTAL ASSETS	$247,350	$248,609

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,552	$21,649
Accrued warranty	5,853	5,802
Accrued customer rebates	1,093	1,546
Accrued compensation and related taxes	5,816	5,670
Deposits from customers	6,867	7,902
Other current liabilities and accrued expenses	8,175	7,772
Current portion of long-term debt	55	55
Total current liabilities	50,411	50,396

Other non-current liabilities	3,168	2,932
Long-term debt, less current portion	5,071	5,084
Deferred income tax liabilities	7,359	7,359

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 33,873 and 33,596 outstanding	339	336
Additional paid in capital	71,660	71,145
Retained earnings	109,342	111,357
Total shareholders' equity	181,341	182,838
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$247,350	$248,609

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	% of sales	2011	% of sales
Sales	$118,812		$95,133
Cost of products sold	101,453	85.4	82,171	86.4
Restructuring charges	3,615	3.0	-	-
Gross profit	13,744	11.6	12,962	13.6

Operating expenses:
Research and development	3,775	3.2	3,548	3.7
Selling, general and administrative	11,596	9.8	10,743	11.3
Restructuring charges	1,793	1.5	-	-
Total operating expenses	17,164	14.4	14,291	15.0

Operating loss	(3,420)	(2.9)	(1,329)	(1.4)

Other income (expense):
Interest expense	(91)	(0.1)	(95)	(0.1)
Interest and other income (expense)	207	0.2	84	0.1
Total other income (expense)	116	0.1	(11)	(0.0)

Loss before taxes	(3,304)	(2.8)	(1,340)	(1.4)

Taxes	(1,289)	(1.1)	(442)	(0.5)

Net loss	$(2,015)	(1.7)	$(898)	(0.9)

Basic and diluted net loss per share	$(0.06)		$(0.03)

Basic and diluted weighted average common shares outstanding	33,019		32,652

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended March 31, 2012 (amounts in thousands of dollars)

	Business Segments
	Specialty Vehicles	Delivery & Service Vehicles	Other	Consolidated

Emergency Response Chassis Sales	24,564			24,564
Emergency Response Body Sales	9,322			9,322
Motor Home Chassis Sales	18,562			18,562
Utilimaster Product Sales		37,114		37,114
Other Product Sales
Vehicles	1,165			1,165
Aftermarket Parts and Assemblies	6,351	21,734		28,085

Total Sales	59,964	58,848	-	118,812

Interest Expense (Income)	(70)	23	(69)	(116)
Depreciation and Amortization Expense	1,073	730	589	2,392
Net Earnings (Loss)	(1,535)	795	(1,275)	(2,015)

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012

Emergency Response Chassis*	45,351	50,017	48,151	45,567	47,763
Emergency Response Bodies*	26,477	30,254	26,093	28,432	34,235
Motorhome Chassis *	12,005	8,306	11,725	10,018	10,712
Other Product *
Vehicles	7,436	3,812	1,715	2,287	299
Aftermarket Parts and Assemblies	1,920	2,159	1,203	2,955	2,610
Total Specialty Vehicles	93,189	94,548	88,887	89,259	95,619
Delivery and Service Vehicles *	72,904	84,784	53,888	47,694	40,032
Total Backlog (Continuing Operations)	166,093	179,332	142,775	136,953	135,651

* Anticipated time to fill backlog orders at March 31, 2012; 2 months or less for motorhome chassis; 3 months or less for service and delivery vehicles; and 9 months or less for for fire truck apparatus and other products.